Exhibit 3.1

ARTICLES OF INCORPORATION OF THUNDER POWER HOLDINGS, INC.

Thunder Power Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby adopts and incorporates the following provisions into its Nevada Secretary of State Form NRS 78 - Articles of Incorporation Domestic Corporation (the “Form Articles of Incorporation”). The following provisions together with the Form Articles of Incorporation and any Certificate of Designation (as defined below) that may be filed by the Corporation from time to time with the Nevada Secretary of State in accordance with Article IV below, as the same may be subsequently amended or amended and restated from time to time, are referred to herein collectively as these “Articles of Incorporation”.

ARTICLE I

NAME of the corporation

The name of the Corporation is Thunder Power Holdings, Inc.. The Corporation is the resulting entity in the statutory conversion of Thunder Power Holdings, Inc., a Delaware corporation (the “Delaware Corporation”), into a Nevada corporation (the “Conversion”) and is a continuation of the existence thereof pursuant to Chapter 92A of the Nevada Revised Statutes (as amended from time to time, the “NRS”).

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The name and address of the Corporation’s registered agent within the State of Nevada, as of the effective date of the Conversion (the “Effective Date”), are set forth in the Form Articles of Incorporation. The Corporation may, from time to time in the manner prescribed by the NRS, change its registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under Chapter 78 of the NRS.

ARTICLE IV

CAPITAL STOCK

A. Authorized Capital Stock.

1. Classes & Number of Authorized Shares. The Corporation is authorized to issue two classes of stock designated, respectively, as “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 1,100,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock, having a par value of $0.0001 per share (the “Common Stock”), and (ii) 100,000,000 shares of preferred stock, having a par value of $0.0001 per share (the “Preferred Stock”). Such authorized shares of Preferred Stock may be further divided into one or more series, as may be designated and established from time to time by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to Section C of this Article IV (each, a “Series of Preferred Stock”) and, with respect to any such Series of Preferred Stock, as set forth in a certificate of designation adopted by the Board of Directors pursuant to Section C of this Article IV and filed with the Nevada Secretary of State in accordance with NRS 78.1955 (each such certificate, as amended or amended and restated from time to time, a “Certificate of Designation”). The powers, privileges, and rights of the shares of Common Stock (and the qualifications, limitations, or restrictions thereof) are as set forth below in Section B of this Article IV.

2. Increase or Decrease in Authorized Shares. Subject to the rights of any holders of any outstanding Series of Preferred Stock and unless a separate vote of the holders of one or more Series of Preferred Stock is required pursuant to the terms of any Certificate of Designation related to any such Series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased from time to time (but not below the number of then outstanding shares of such class of stock) by the affirmative vote of the holders of a majority of the total voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class and without a separate vote of any holders of the Common Stock or Preferred Stock or of any series thereof, irrespective of the provisions of NRS 78.2055(3), NRS 78.207(3), NRS 78.390(2), or any other section of the NRS that would require a separate vote by the holders of any class or series of capital stock of the Corporation. Without limiting the forgoing provisions of this Section 2, any such separate class or series vote with respect to such proposed increase or decrease pursuant to such sections of the NRS is hereby specifically denied.

B. COMMON STOCK.

1. General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers, privileges, and preferences of any Series of Preferred Stock as may be designated by the Board of Directors and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by applicable Nevada law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Notwithstanding the foregoing, except as otherwise required by law or as otherwise provided in these Articles of Incorporation or in any Certificate of Designation, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to any Certificate of Designation (or any amendment to these Articles of Incorporation that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding Series of Preferred Stock) if the holders of such affected Series of Preferred Stock have the exclusive right, either separately or together as a class with the holders of one or more other Series of Preferred stock, to vote on such amendment pursuant to these Articles of Incorporation (including any Certificate of Designation) or pursuant to any applicable provisions of the NRS.

3. Dividends and Other Distributions. Subject to applicable law and the rights and preferences of any holders of any outstanding shares of any Series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to receive such dividends or other distributions (as defined in NRS 78.191) on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to applicable law and the rights and preferences of any holders of any outstanding shares of any Series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

C. PREFERRED STOCK.

1. Designation and Rights of Preferred Stock. Subject to any limitations prescribed by Nevada law, the Board of Directors is expressly authorized to provide, by resolution or resolutions adopted by the Board of Directors at any time or from time to time, for the designation and issuance of shares of one or more Series of Preferred Stock and, with respect to each such Series of Preferred Stock, to: (a) establish and fix the number of shares to be included in each such Series of Preferred Stock, the designations, powers, preferences, and other rights of the shares of each such Series of Preferred Stock, and any qualifications, limitations or restrictions thereof; and (b) cause a Certificate of Designation with respect to each such Series of Preferred Stock to be filed with the Nevada Secretary of State in the manner prescribed by NRS 78.1955. Without limiting the generality of the foregoing, and for the avoidance of doubt, the powers, preferences, relative rights, and any optional and other special rights of each Series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other Series of Preferred Stock that may be outstanding at any time or from time to time.

2. Increase or Decrease in Number of Authorized Shares of a Series. With respect to each Series of Preferred Stock, the Board of Directors is further authorized to increase (but not above the total number of then authorized and undesignated shares of Preferred Stock) or decrease (but not below the number of shares of such Series of Preferred Stock that are then outstanding) the number of authorized shares of Preferred Stock that are included in such Series of Preferred Stock, either prior or subsequent to the issuance of any shares of such Series of Preferred Stock, and, in each case, subject to the terms and provisions set forth in any Certificate of Designation, including any Certificate of Designation originally fixing the number of authorized shares of such Series of Preferred Stock and any Certificate of Designation relating to any other Series of Preferred Stock. If the authorized shares of any Series of Preferred Stock are so increased or decreased, the Corporation shall cause a certificate of amendment to the Certificate of Designation relating to such increased or decreased Series of Preferred Stock to be filed with the Nevada Secretary of State in the manner prescribed by NRS 78.1955(4). Except as may be otherwise specified by the terms of any Series of Preferred Stock, if the number of authorized shares of any Series of Preferred Stock are so decreased, then the Corproation shall take all such steps as are necessary to cause the shares constituting such decrease to be retired and restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

3. Other Amendments to Certificates of Designation. Except as otherwise provided in these Articles of Incorporation or in any Certificate of Designation, the powers, designations, preferences, relative rights, and other rights and characteristics, if any, of a Series of Preferred Stock may be amended subsequent to the issuance of any shares of that Series of Preferred Stock, by resolution or resolutions adopted by the Board of Directors and by filing a certificate of amendment to the Certificate of Designation with the Nevada Secretary of State pursuant to NRS 78.1955(4), with the approval (by vote or written consent) of the holders of a majority of the voting power (or such greater proportion of the voting power as may be required by the Certificate of Designation being amended or by any other Certificate of Designation relating to any other Series of Preferred Stock entitled to vote on such amendment), of: (i) the Series of Preferred Stock being amended; and (ii) each other then-outstanding Series of Preferred Stock, if any, which ranks senior to the series being amended as to the payment of distributions upon dissolution of the Corporation, in each case, voting separately as a series. The holders of the outstanding shares of each Series of Preferred Stock referred to in clause (i) and (ii) shall have the exclusive right to vote on any such amendment to a Certificate of Designation.

ARTICLE V

BOARD OF DIRECTORS

A. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. For the management of the business and for the conduct of the affairs of the Corporation, it is further provided that, in addition to the powers and authority expressly conferred upon the Board of Directors by the NRS or by these Articles of Incorporation or the Bylaws of the Corporation (as amended or amended and restated from time to time, the “Bylaws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. Number of Directors. Subject to the special rights of the holders of one or more outstanding Series of Preferred Stock to elect directors under specified circumstances, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. No decrease in the number of directors shall shorten the term of any incumbent director.

C. Term. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the NRS.

D. Classified Board.

1. Subject to the special rights of the holders of one or more outstanding Series of Preferred Stock to elect directors under specified circumstances, (a) the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, to be designated as Class I, Class II and Class III; (b) each class of directors shall consist, as nearly as may be possible, of one-third (1/3) of the total number of directors constituting the entire Board of Directors; and (c) each director shall serve for a term ending on the date of the third annual meeting of the stockholders following the annual meeting of stockholders at which such director was elected; provided, however, that: (i) the initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the effective date of the Conversion and the filing of these Articles of Incorporation with the Nevada Secretary of State (the “Effective Date”); (ii) the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Date; and (iii) the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Date; provided further, that the term of each director shall continue until the election and qualification of his or her successor and shall be subject to such director’s earlier death, retirement, resignation, or removal.

2. Subject to the special rights of the holders of one or more outstanding Series of Preferred Stock to elect directors and except as otherwise provided in this Article V, at each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the Effective Date, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring on the date of the third annual meeting of the stockholders held in the third year following the year of their election; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Bylaws and the NRS. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal.

3. The Board of Directors is authorized to assign members of the Board of Directors already in office on the Effective Date to Class I, Class II, or Class III, such that each class of directors shall consist, as nearly as may be possible, of one-third (1/3) of the total number of directors constituting the entire Board of Directors as of the Effective Date. In case of any increase or decrease, from time to time, in the total number of directors, the number of directors in each class shall be established and apportioned (or re-apportioned) by resolution of the Board of Directors so that (a) each class of directors includes, as nearly as may be possible, one-third (1/3) of the total number of directors constituting the entire Board of Directors, and (b) at least one-fourth (or such other fraction as required by the NRS) of the total number of directors are elected at each annual meeting of stockholders.

E. Removal. Subject to the special rights of the holders of one or more outstanding Series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time by the stockholders of the Corporation, as provided in NRS 78.335, by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

F. Vacancies. Subject to the special rights of the holders of one or more outstanding Series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

G. Whenever the holders of any one or more Series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of these Articles of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such Series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more Series of Preferred Stock, whenever the holders of any Series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such Series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

H. Written Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

STOCKHOLDERS

A. Subject to the terms of any Series of Preferred Stock and the applicable provisions of the NRS, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Nevada, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIMITATION OF LIABILITY

To the fullest extent permitted by the NRS, no director or officer of the Company shall be individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer. Without limiting the effect of the preceding sentence, if NRS 78.138 or any other law of the State of Nevada is hereafter amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII

INDEMNIFICATION

A. Subject to any provisions in the Bylaws of the Corporation related to indemnification of current and former directors and officers of the Corporation or any predecessor of the Corporation, the Corporation, to the fullest extent required or permitted by applicable law (including, without limitation, NRS 78.7502, NRS 78.751 and NRS 78.752) as it presently exists or may hereafter be amended, shall indemnify and advance expenses to any person who was or is a party or is threatened to be made a party or is otherwise involved (including, but not limited to, as a witness or deponent) in any investigation, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation (including the Delaware Corporation) or is or was serving at the request of the Corporation (or the Delaware Corporation or any other predecessor of the Corporation) as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall only be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person if such Proceeding (or part thereof) was authorized by the Board of Directors.

B. The Corporation’s obligation hereunder, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, or other enterprise.

C. The rights conferred on any person by this Article VIII will not be exclusive of any other rights which such person may have or hereafter acquire under or pursuant to any statute, any other provisions of these Articles of Incorporation, the Bylaws of the Corporation, any agreement, resolution of disinterested directors, vote of stockholders, or otherwise.

D. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article VIII.

E. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE IX

SEVERABILITY; AMENDMENTS; DEEMED NOTICE AND CONSENT

A. Severability. If any provision of these Articles of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from these Articles, and the court will replace such illegal, void or unenforceable provision of these Articles with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of these Articles of Incorporation shall be enforceable in accordance with its terms.

B. Amendments to Articles of Incorporation. Notwithstanding anything contained in these Articles of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in these Articles may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article IV, Article V, Article VI, Article VII, Article VIII, this Article IX, and Article X.

C. Amendments to Bylaw.

1. In furtherance and not in limitation of the powers conferred by the NRS, the Board of Directors is expressly authorized and empowered, without the vote (or written consent) of the stockholders, to adopt, amend or repeal all or any of the Bylaws of the Corporation, in any manner not inconsistent with the laws of the State of Nevada, these Articles of Incorporation, or any Certificate of Designation.

2. The stockholders shall also have power to adopt, amend, alter, or repeal any all or any of the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by these Articles of Incorporation (including any Certificate of Designation in respect of one or more Series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote (or written consent) of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

D. Deemed Notice and Consent. To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Company shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (i) these Articles of Incorporation, (ii) the Bylaws, and (iii) any amendment to the Articles of Incorporation or the Bylaws enacted or adopted in accordance with these Articles of Incorporation, the Bylaws and applicable law.

ARTICLE X

OTHER

A. Application of Certain Sections of the Nevada Revised Statutes.

1. Acquisition of Controlling Interest. Notwithstanding any other provision in these Articles of Incorporation to the contrary, and in accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, or any successor statutes relating to acquisitions of controlling interests in the Corporation shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

2. Combinations with Interested Stockholders. The Corporation shall not be subject to, and hereby expressly elects not to be governed by, any of the provisions of NRS 78.411 to 78.444, inclusive, (or any successor statutes thereto). No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any provision of this Article X shall apply to or have any effect on any transaction with an interested stockholder occurring prior to such amendment or repeal.

3. Distributions. The Corporation shall be, and hereby is specifically, authorized to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

B. Exclusive Jurisdiction.

1. Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of the State of Nevada, Clark County, Nevada (the “Designated Court”) shall, to the fullest extent permitted by law, including the applicable laws or jurisdictional requirements of the United States, be the exclusive forum for any and all actions, suits and proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”), that are internal actions (as such term is defined in NRS 78.046 or any successor statute). In the event that the Designated Court does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the exclusive forum for such Action. In the event that No state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the exclusive forum for such Action. For the avoidance of doubt, No Securities Act Action (as defined below) shall be subject to this paragraph, but shall instead be subject to the following paragraph.

2. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (a “Securities Act Action”). The provisions of this Article X, Section B shall not apply to claim for which the federal courts of the United States have exclusive jurisdiction.

C. Limited Waiver of Jury Trials. To the fullest extent permitted by the NRS and not inconsistent with any applicable laws of the United States, any and all “internal actions” (as defined in NRS 78.046(4)(c)) to be tried in the Designated Court or any other court of the State of Nevada must be tried before the presiding judge as the trier of fact, and not before a jury. The foregoing requirement, upon and during its effectiveness, shall conclusively operate as a waiver of the right of trial by jury by each party to any internal action to which such requirement applies.

D. Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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